Exhibit 10.68

MEMORANDUM OF UNDERSTANDING

This MEMORANDUM OF UNDERSTANDING (this “Agreement”), is made and entered into to be effective as of October 14, 2010 by and among NORTHERN CALIFORNIA REGIONAL CENTER, LLC, a Delaware limited liability company (“NCRC”); NORTH BAY RESOURCES, INC, a Delaware corporation (“NBR”); and ACG CONSULTING, LLC, a Delaware limited liability company (“ACG”) (NCRC, NBR and ACG collectively the “Parties” and each a “Party”).

RECITALS

A. NCRC was approved on April 22, 2010 by the United States Citizenship and Immigration Services (“USCIS”) as a “Regional Center” within the meaning of the EB-5 Immigrant Investor Pilot Program under the Immigration Act of 1990, as amended (the “Pilot Program”).  NCRC is approved to sponsor qualifying investments in such capacity within the counties of Colusa; Butte; Glenn; Sacramento; San Joaquin; Shasta; Sutter; Tehama; Yuba; and Yolo in the State of California (the “Regional Center’s Geographic Area”).

B. Pursuant to its regional center designation, NCRC may sponsor qualifying investments in certain industry economic sectors, including enterprises within the economic cluster of (i) Dairy Cattle, and (ii) Milk Production within the Regional Center’s Geographic Area.

C. NBR has executed an option agreement to acquire a precious metals mine known as the Ruby Gold Mine (the “Ruby”) located in Sierra County, California, which county is NOT situated within the Regional Center’s Geographic Area; and further, NBR has entered into an agreement with ACG whereby NBR and ACG, through an owner entity to be formed as a Delaware limited liability company and named Ruby Gold, LLC (“Ruby Gold”), which will own, operate, and mine precious metals at the Ruby (the “Proposed Project”).

D. ACG and NBR wish to obtain funding for the Proposed Project under the Pilot Program from foreign nationals through the NCRC, which will require the prior approval by USCIS of (i) an expansion of NCRC’s Regional Center’s Geographic Area to include the additional counties of Sierra and Nevada in the State of California (the “Expansion”) and (ii) the designation of the additional industry economic sector of “mining” for which NCRC is not approved (“Mining Designation”), in order to sponsor qualified investments in the Proposed Project

E. ACG and NBR has requested that NCRC file an amendment with USCIS seeking approval of the Expansion and Mining Designation and NCRC wishes to file an amendment seeking approval of the Expansion and Mining Designation, and NCRC desires to sponsor the Proposed Project upon obtaining the approval of USCIS for the Expansion and Mining Designation.

F. Upon the approval of the Expansion and Mining Designation by USCIS, the plans for financing the Proposed Project, include the offering of limited partnership interests (the “Units”) of [EB-5 investment vehicle to be defined] through private placements to qualified non-United States citizens seeking permanent residence in the United States through the Pilot Program who are “Accredited Investors” as defined in Regulation D (“Regulation D “) of the Securities Act of 1933, as amended (the “Securities Act”).  The Units are to be offered and sold under Regulation S (“Regulation S”) of the Securities Act.  With respect to Units that are to be offered and sold to foreign nationals under the Pilot Program and Regulation S, each prospective investor is required to be physically located outside the United States at the time of the offer and sale and will be required to meet other qualifications related to Regulation S of the Securities Act.  In addition to the subscription price of $500,000 per Unit, each Pilot Program investor (individually an “EB-5 Investor,” and collectively, the “Investors”) will be required to pay (i) to NCRC an administrative fee in the amount of $5,000.00 per Unit (the “Administrative Fee”) for payment of certain fees and expenses related to the offering and for such other services to be provided by NCRC as is set forth herein, and (ii) such other and additional fees and expenses to foreign immigration brokers, finders, and legal professionals as may be required by the private placement memorandums and the subscription thereto .

G. The subscription price of $500,000, plus other fees to be determined, shall be paid by each EB-5 Investor to an escrow agent to be held pending approval or denial of each EB-5 Investor’s I-526 Petition by the USCIS.  The exact terms and conditions of such escrow agreement are to be established by the escrow agreement to be entered into among the Bank, as escrow agent, and each EB-5 Investor for the Proposed Project.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be bound legally, do hereby covenant and agree as follows:

ARTICLE I
SCOPE OF AGREEMENT

1.1 Engagement.  In consideration of the agreement by ACG and NBR to: (i) pay NCRC the amounts set forth in Article IV below; (ii) provide NCRC with information required by USCIS for each EB-5 Investor; and (iii) to perform its  obligations hereunder, NCRC agrees to: (i) promptly file an application with USCIS for approval of the Expansion and Mining Designation, the costs of which shall be borne by ACG and NBR; (ii) sponsor the Proposed Project upon USCIS’s approval of the Expansion and Mining Designation; and (iii) to perform its obligations hereunder.

It being understood and agreed by the Parties that only NBR and ACG shall direct the preparation of all legal documents, applications, studies, and reports required to be produced, conducted, and/or filed with USCIS in NCRC’s pursuit of obtaining USCIS’s approval for the Expansion and Mining Designation.

1.2 Affiliates.  Nothing herein shall preclude NCRC from performing its obligations hereunder through an affiliate or designated agent so long as NCRC remains ultimately responsible for performing its obligations hereunder.

1.3 Independent Contractors.  In performing, directing, or otherwise managing performance of its obligations hereunder, NCRC and ACG and NBR shall be deemed to be acting as independent contractors and nothing herein shall be considered or deemed to establish or otherwise create a relationship of employer and employee, principal and agent, partnership, agency, or joint venture between ACG, NBR and NCRC.  No Party shall have any power, right, or authority to bind the other Party to any obligation or liability or to assume or create any obligation or liability on behalf of any other Party.

1.4 Defined Words and Phrases.  Defined words and phrases are in italics the first time they appear and when they are defined.

ARTICLE II
REPRESENTATIONS OF THE PARTIES

2.1 Recitals.  The Recitals set forth above are true and correct and are incorporated herein by reference.

2.2 Authority.  Each Party has full corporate power and authority to execute and deliver this Agreement and all other agreements, documents and instruments to be executed and delivered hereunder and to perform its respective obligations hereunder and thereunder.  This Agreement and performance and consummation of the duties and obligations contemplated herein and therein are and have been approved and authorized by all requisite corporate action of each Party, and no other corporate or legal proceedings on the part of any Party are necessary therefor.

2.3 No Conflicts.  The Parties’ execution, delivery and performance of this Agreement will not (i) violate any law to which any the Parties may be subject, (ii) conflict with or result in a breach of any provision of the organizational documents of the Parties, (iii) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental authority, (iv) violate any order of any governmental authority to which the Parties may be subject, (v) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any governmental authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any license that is held by any of the Parties or that otherwise relates to the business of, or any of the assets owned or used by the Parties.

2.4 Waiver of Conflict. The Parties understand that Boyd F. Campbell, LLC is legal counsel for NCRC and that NBR and ACG have engaged Boyd F. Campbell, LLC as its legal counsel to assist NBR and ACG in the transactions contemplated by this Agreement and the Parties hereby waive any conflict of interest or potential conflicts of interest that may exist for Boyd F. Campbell, LLC in its legal representation the Parties and any future representation of the Parties in any transactions involving negotiations or other matters of the Parties with any third party or for any other reason.

2.5 Duties to Third Parties.  The Parties agree that during the term of this Agreement that it will not assume any obligation or enter into any other relationship which would conflict with any other Party’s obligations under this Agreement.  The Parties may undertake to provide services similar to the services to be provided under this Agreement on behalf of third Parties.

2.6 NCRC Due Diligence.  ACG and NBR represents and warrants that all information to be provided by it to NCRC relating to the Proposed Project will be accurate and complete in all respects at the time the information was provided and at the [Transaction Closing Date (as defined in the Offering Memorandum for Units of [EB-5 investment vehicle])].

ARTICLE III
COVENANTS

3.1 Provision of Information.  ACG and NBR shall provide, and cause the EB-5 investment vehicle to provide, all information reasonably requested by NCRC for purposes of satisfying its obligations hereunder and/or its reporting obligations to USCIS or any other government authority for the Proposed Project.  ACG and NBR shall provide the following information for the Proposed Project to NCRC on a quarterly basis:

(a) Methodology used to validate the foreign investor’s lawful source of capital;

(b) Copies of all documents submitted by foreign Investors to ACG and NBR, including, but not limited to, the investor questionnaires, subscription agreements, escrow agreements, and operating agreements;

(c) List of each foreign investor’s name, date of birth, country of nationality, number of dependents seeking immigrant visas through the I-526 petition, U.S. city and state of residence, and foreign registration number who filed an I-526 petition with USCIS and the most current disposition of that petition, whether approved, denied, or withdrawn by the petitioner;

(d) List of each foreign investor’s date and amount of investment as well as the date(s), nature, and amount(s) of any capital repayment, profit, or return on investment made to the foreign investor by ACG and NBR from when the investment was initiated to the date of the report that is provided to NCRC;

(e) Total aggregate number of approved EB-5 foreign investor I-526 petitions per federal fiscal year to date;

(f) Total aggregate number of approved EB-5 foreign investor I-829 petitions per federal fiscal year to date;

(g) Total aggregate number of new direct and/or indirect jobs created per each EB-5 Investor for each fiscal year, together with evidence of job creation including copies of W-2’s, I-9’s, and payroll records for each employee hired by the Proposed Project and/or the tenants thereof; and

(h) Details of all disbursements from all EB-5 escrow accounts as well as documentation evidencing such disbursements; and

(i) ACG and NBR shall require each third Party involved in the development of the Proposed Project (e.g. contractors) and all tenants (if applicable) of the Proposed Project to provide NCRC with all of the above referenced information upon request.

3.3           ACG and NBR Duties.  ACG and NBR shall perform the following duties and administrative activities in connection with the Proposed Project:

(a) Provide certain information to an economist chosen by ACG and NBR for the purpose of producing an econometric study of the job creation potential of the Proposed Project;

(b) Administer each foreign investor’s EB-5 investment in accordance with the EB-5 escrow agreement and the Offering Memorandum;

(c) ACG and NBR shall be solely responsible for seeking and engaging Investors.

3.4           NCRC Duties.  NCRC shall perform the following duties and administrative activities in connection with the Proposed Project:

(a) Assist, if requested by ACG and NBR, in drafting an Offering Memorandum and related documentation for the Units in conjunction with ACG and NBR’s securities counsel for the offering of the Units.  NCRC agrees to provide all information required as determined by ACG and NBR’s securities counsel to be disclosed by law, including the Securities Act, Regulation S and Regulation D thereunder and the Pilot Program;

(b) Facilitate the issuance of a letter from the appropriate state government official for the Proposed Project certifying that the Proposed Project is located within a targeted employment area (“TEA”) as that term is defined in the regulations governing the Pilot Program; and

(c) Provide all services required by law and the rules and regulation of USCIS for regional centers under the Pilot Program.

3.5           Confirming Lawful Source of Funds.  ACG and NBR will adhere to all USCIS rules and regulations relating to confirming the legal source of funds invested by Investors in the Proposed Project.  ACG and NBR shall cause its escrow bank to comply with 31 U.S.C. 53 18(i), “Due Diligence for United States Private Banking and Correspondent Bank Accounts Involving Foreign Persons.”  ACG and NBR shall also require each prospective EB-5 Investor to complete a questionnaire that provides adequate supporting information to verify that the EB-5 Investor qualifies as an Accredited Investor as defined in the Securities Act, and Rule 501 of Regulation D thereunder.

3.6           Escrow Agreements.  Each Party agrees that NCRC shall be a Party to an EB-5 escrow agreement for the sole purposes of satisfying its obligations as a regional center under the Pilot Program and for no other reason.

3.7           Standard of Performance/Quality.  Each Party warrants that it, its employees, affiliates, and agents performance hereunder will be performed with due care and in conformity with current generally accepted standards for the type of services specified.  It is the responsibility of each Party to establish appropriate internal quality assurance, quality controls, and review procedures.

ARTICLE IV
COMPENSATION

4.1           Fees; Payment.  ACG and NBR through Ruby Gold shall (i) pay, or cause to be paid, to NCRC, or its order, a fee of $5,000.00 per investor upon USCIS’ approval of the individual investor’s I-526 petition, and (ii) shall deliver, or cause to be delivered, to NCRC, or its order, an undivided one and one half percent (1.5%) of the total membership interest in Ruby Gold upon Ruby Gold receiving the aggregate sum of $7,500,000 as EB-5 investor funds from the foreign Investors’ Limited Partnership (the EB-5 Funding”).

ARTICLE V
TERM

5.1           Term.  This Agreement shall commence on the date first set forth above.

ARTICLE VI
MISCELLANEOUS

6.1           Notices.  All notices and other communications made in connection with this Agreement shall be in writing and will be deemed to have been duly given if delivered by hand or sent by verified facsimile transmission, overnight courier service, or by certified or registered mail, postage and other charges prepaid, at the following addresses or as subsequently changed by notice duly given:

If to NCRC:	Stephen Weststeyn
1777 Hewitt Road
Linden, CA 95256

Fax: 209-886-5383
Stephen@eb5northerncalifornia.com

If to NBR	Perry Leopold
PO Box 162
Skippack, PA 19474 USA

Fax: 215-661-8959
p@northbayresources.com

If to ACG:	Paul Kirkland
229 East 20th Avenue, Suite 9
Gulf Shores, AL 36542

Fax: 251-948-4705
kirklandpaul@gmail.com

Notice sent by mail shall be deemed given three (3) business days after being deposited in the mail; notice hand delivered shall be deemed given the day of delivery; notice sent by next- day or overnight delivery shall be deemed given the next business day; and notice sent by telecopy shall be deemed given upon confirmation of transmission.

6.2           Construction.  Unless otherwise expressly provided, the word "including" does not limit preceding words or terms.

6.3 Force Majeure.  No Party shall be liable to any other for any delay in the performance of any of its obligations hereunder, except for payment of money, due to any cause beyond such Party’s reasonable control, including, without limitation, forces of nature, acts of civil or military authorities, fires, labor disturbances, governmental rules or regulations, war, riot, delays in transportation, reasonably unforeseen equipment failure, or shortages in raw materials, utilities or other products; provided that the Party relying upon this Section (i) shall have given the other Parties prompt written notice thereof and (ii) shall take all steps reasonably necessary under the circumstances to mitigate the effects of the Force Majeure event.

6.4 Indemnification.

(a) NCRC shall defend with competent counsel, indemnify and hold harmless ACG and NBR and ACG’s and NBR’s respective managing directors, members, officers, employees, agents and representatives from and against all claims, demands, actions, suits and proceedings (whether civil, criminal or administrative), and all liability, loss, expense (including reasonable attorneys’ fees), costs or damages, arising from (a) NCRC’s breach of its obligations under this Agreement, or (b) the negligent or intentional act or omission of NCRC or any of its officers, directors, members, managers, employees, agents, representatives or contractors.

(b) ACG and NBR shall defend with competent counsel, indemnify and hold harmless NCRC and NCRC’s directors, members, managers, officers, employees, agents and representatives from and against all claims, demands, actions, suits and proceedings (whether civil, criminal or administrative), and all liability, loss, expense (including reasonable attorneys’ fees), costs or damages, arising from (a) ACG’s or NBR’s breach of its respective obligations under this Agreement, (b) the negligent or intentional act or omission of ACG and/or NBR or any of its respective officers, directors, members, managers, employees, agents, representatives or contractors, (c) the offering of securities by ACG and NBR or its respective affiliates to foreign Investors, and/or (d) the development of the Proposed Project.

6.5           Governing Law and Jurisdiction.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, notwithstanding the provisions of any choice of law statutes or common law principles.

6.6           Assignment.  Unless otherwise set forth herein, the Parties hereto shall not assign this Agreement or delegate the performance of any of its obligations hereunder to any third Party without the prior written consent of the other Parties.

6.7           Entire Understanding.  This Agreement, including the terms of other agreements incorporated herein by reference and the Background provisions set forth above, sets forth the entire understanding and agreement of the Parties with respect to the subject matter and transactions described herein, and supersedes all prior negotiations, discussions, or agreements.  This Agreement may be modified only by a written document signed by authorized representatives of the Parties.

6.8           No Third-Party Beneficiaries.  Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third Party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.9           Waiver.  Any Party’s failure to enforce any of the terms and conditions of this Agreement shall not in any way affect, limit, or waive such Party’s right thereafter to enforce every term and condition hereof.

6.10           Counterparts and Facsimile.  This Agreement may be signed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.  Signatures of the Parties transmitted electronically or by facsimile shall be deemed to be their original signatures for all purposes.

6.11           Confidentiality.  Each Party shall at all times safeguard and hold in trust and confidence, and shall  not use nor disclose to any third Party during the term of this Agreement or for a period of three years thereafter, any confidential information either (1) disclosed by any other Party, or its agents and employees, or (2) learned as a result of activities in performance of this Agreement, provided that the Parties may disclose such confidential information to its professional advisors, including accountants, attorneys, and bankers, to the extent required in the ordinary course of such advisors providing services to a Party. This Section imposes no obligation upon the recipient with respect to information that: (a) was in recipient’s possession before disclosure in connection with this Agreement; (b) is or becomes a matter of public knowledge through no fault of recipient; (c) is received by recipient from a third Party that, to the knowledge of recipient, has no duty of confidentiality to the other Party to this Agreement; (d) is independently developed by recipient; (e) is disclosed under operation of law; (f) is disclosed by recipient with the advanced written approval of the Party disclosing the information, (g) is required for submission to USCIS,  or other government agencies, or (h) is required to be disclosed by applicable law, order of a court of competent jurisdiction, or a recognized stock exchange.

6.12           Severability.  If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstance shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions contained herein invalid, inoperative, or unenforceable to any extent whatsoever.  The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement shall not affect the remaining portions of the Agreement.

6.13           Compliance with Laws.  Each Party hereby represents, warrants, certifies and covenants that it shall perform all activities required under this Agreement in compliance with all applicable national, state and local laws, including, but not limited to environmental, health and safety laws and regulations.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officers or representatives who represent to each other and the Parties that each serves in the capacity indicated below and has the unequivocal authority to perform, execute, and deliver this Agreement.

NORTHERN CALIFORNIA REGIONAL CENTER, LLC,
a Delaware limited liability company

By: /s/ Stephen Weststeyn_______________
Stephen Weststeyn
Its: Authorized Representative

NORTH BAY RESOURCES, INC.
a Delaware Corporation

By: /s/ Perry Leopold____________________
    Perry Leopold Its:  President, CEO, and Chairman

ACG CONSULTING, LLC,
a Delaware limited liability company

By: /s/ Paul Kirkland__________________________
Paul Kirkland
Its: Manager